Exhibit 10.5

H.B. FULLER COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN II—2008

First Declaration of Amendment

Pursuant to Section 6.10 of the H.B. Fuller Company Supplemental Executive Retirement Plan II—2008, the Company hereby amends Section 6.1A(2) of the Plan as follows:

“(2) Final Average Compensation shall be determined by including amounts that would have been treated as compensation under the pension plan, but for the fact that the Participant elected to defer payment of such amounts pursuant to the H.B. Fuller Company Key Employee Deferred Compensation Plan; provided, that a deferral of compensation for services rendered on or after January 1, 2009 will only be included in Final Average Compensation to the extent the compensation deferred would have exceeded the limitation imposed by Section 401(a)(17) of the Internal Revenue Code had it been paid to the Participant. Deferred compensation shall only be treated as compensation when it would have been received by a Participant had it not been deferred. Payments to a Participant from the H.B. Fuller Company Key Employee Deferred Compensation Plan will not be included in determining the Participant’s Final Average Compensation.”

This Amendment shall be effective as of January 1, 2009.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers this 15th day of December, 2008.

H.B. FULLER COMPANY

/s/ Michele Volpi
President and Chief Executive Officer